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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

DayPlan.com, Inc., a California corporation (100% owned by the registrant) Inland Entertainment Corporation, a California corporation (inactive; 100% owned by the registrant)